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                                                                    Exhibit 99.1

            TRANS WORLD ENTERTAINMENT OBTAINS COURT APPROVAL FOR THE
              ASSET ACQUISITION OF WHEREHOUSE ENTERTAINMENT, INC.


           CD WORLD ACQUISITION ALSO APPROVED BY U.S. BANKRUPTCY COURT


     Albany, NY, September 30, 2003 - Trans World Entertainment Corporation (Nasdaq National Market: TWMC), a leading retailer of entertainment products, today announced that the U.S. Bankruptcy Court for the District of Delaware has approved the Company's bid to acquire substantially all of the assets of Wherehouse Entertainment, Inc. The transaction is scheduled to close on October 2, 2003 and represents total consideration of $35.6 million in cash and $5 million in assumed liabilities.

     Wherehouse, currently operating in Chapter 11 bankruptcy, owns and operates 145 specialty music retail stores located primarily in the western United States. Trans World expects to retain 111 of Wherehouse's best performing stores and liquidate the remaining 34 stores through a joint venture with Hilco Merchant Resources, LLC, Gordon Brothers Retail Partners, LLC and The Ozer Group LLC.

     In addition, the U.S. Bankruptcy Court for the District of New Jersey approved Trans World's previously announced agreement to acquire substantially all of the assets of CD World, Inc. CD World owns and operates 13 freestanding specialty music stores in New Jersey and Missouri. The transaction is scheduled to close on October 6, 2003.

     Trans World Entertainment is a leading specialty retailer of music and video products. The Company currently operates 831 retail stores in 46 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and an e-commerce site, WWW.FYE.COM. In addition to its 209 freestanding locations under the names COCONUTS MUSIC and MOVIES, STRAWBERRIES MUSIC, SPEC'S, PLANET MUSIC and SECOND SPIN, the Company also operates 622 mall locations, primarily under the "FYE" (FOR YOUR ENTERTAINMENT) brand.